Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260
e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240
e-mail: jbrigandi@sjindustries.com

November 8, 2011

SJI Reports Third Quarter 2011 Results
Refines 2011 Guidance to 7%-11% Growth in Economic Earnings

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced a GAAP loss from continuing operations for the third quarter of 2011 of $5.2 million, or $0.17 per share, as compared with income of $1.4 million, or $0.05 per share, for the third quarter of 2010. For the first nine months of 2011, GAAP income from continuing operations was $52.9 million, or $1.76 per share, as compared with $41.6 million, or $1.39 per share, in the first nine months of 2010.

On an Economic Earnings basis for the third quarter of 2011, SJI reported income from continuing operations of $0.4 million, or $0.01 per share, as compared with $3.0 million, or $0.10 per share, during the same period last year. Income from continuing operations on an Economic Earnings basis for the first nine months of 2011 was $55.2 million, or $1.84 per share as compared with $54.8 million, or $1.83 per share, for the same period last year.

“Year-to-date performance from many of our business lines continue to be strong, especially at our utility as a result of the ongoing benefits of the 2010 rate case and additional investments in our distribution system,” stated SJI Chairman & CEO Edward J. Graham. “However, challenges in our marketing business due to pipeline disruptions within the Marcellus that made it very difficult to move gas to end users, coupled with the potential start-up delay of one of our solar projects from the fourth quarter 2011 to the first quarter 2012, have led us to revise guidance for 2011 to growth of 7% to 11% in Economic Earnings. We continue to believe that the combination of our utility infrastructure program, our pipeline of both previously announced and in-queue energy projects, and our opportunities in the Marcellus provide a strong foundation for future growth,” continued Graham.

SJI’s goal remains to grow long-term Economic Earnings and its dividend by an average of at least 6% to 7% annually beyond 2011. Since these goals were last updated in 2006, SJI has averaged growth above its long-term goals.

SJI expects fourth quarter 2011 results to benefit significantly from the impact of the base rate case and earnings on capital investments made under the Capital Investment Recovery Trackers. SJI realizes those earnings based upon the pattern of customer gas consumption, which correlates to heating demand and is strongest in the first and fourth quarters. In our non-utility businesses, investment tax credits from energy projects and a portion of the profit from the sale of our working interest in our original Marcellus investment should positively impact fourth quarter results.

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SJI Earnings – Add 1

A reconciliation of Economic Earnings to income from continuing operations for the third quarter and nine months of 2011 and 2010 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

(Loss)/Income from Continuing Operations	$(5,203)	$1,441	$52,873	$41,550
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	5,677	1,541	2,207	13,924
Realized (Gains)/Losses on Inventory Injection Hedges	(50)	30	123	(641)
Economic Earnings	$424	$3,012	$55,203	$54,833

Earnings per Share from Continuing Operations	$(0.17)	$0.05	$1.76	$1.39
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.19	0.05	0.07	0.46
Realized (Gains)/Losses on Inventory Injection Hedges	(0.01)	0.00	0.01	(0.02)
Economic Earnings per Share	$0.01	$0.10	$1.84	$1.83

Utility Business Performance: South Jersey Gas posted a net loss of $0.3 million for the third quarter of 2011 compared with a net loss of $2.0 million in the third quarter of 2010. Net income for the first nine months of 2011 was $33.6 million as compared with $27.1 million last year. There is no difference between SJG’s GAAP net income and Economic Earnings. Results for the third quarter 2011 benefited from the impact of the 2010 base rate case and incremental expenditures on CIRTs I and II.  Third quarter 2010 results also included $0.7 million of expense related to a FERC settlement.  The year-to-date 2011 to 2010 comparison was impacted by the same factors. The rate case benefit was partially offset by higher interest costs associated with long-term debt issued during 2010.

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Regulatory Update – Work is progressing on the infrastructure projects approved at the end of March by the NJBPU as an extension of the CIRT. The program, which originally began in 2009 and has been extended through October 2012, accelerated planned capital expenditures that enhance the delivery of safe and reliable service. This program creates jobs and allows SJG to earn a return of, and a return on, these infrastructure investments as we spend those dollars. SJG plans to spend an additional $27.9 million to complete CIRT projects between now and the end of October 2012. Through the end of the third quarter 2011, SJG spent over $5.7 million on CIRT I and $33.2 million on CIRT II projects and experienced a net income benefit of just under $1.7 million. We anticipate spending an incremental $17.1 million in the remainder of 2011 with a corresponding net income benefit of approximately $1.0 million.

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SJI Earnings – Add 2

In addition, SJG recently filed a proposal with the NJBPU to extend and increase CIRT II. SJG proposes to spend an incremental $40 million in 2012 and $50 million in 2013 on gas system improvements. Cost recovery on these improvements was proposed to operate the same way as the second CIRT mechanism. Planned reductions in the BGSS rate will offset the increase in rates due to the CIRT during that time for our customers.

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Customer Growth - South Jersey Gas added 3,860 customers during the 12-month period ended September 30, 2011, for a total of 348,131. We achieved this 1.1% increase in customers primarily through conversions to natural gas from other fuel sources. We added almost 2,600 conversion customers during the first nine months of 2011 and we anticipate adding over 1,200 customers via conversion in the fourth quarter, with a goal of over 3,800 conversions for the full year.

Non-Utility Results: Our Non-utility businesses reported a loss from continuing operations on a GAAP basis of $4.9 million for the third quarter of 2011 compared with income of $3.4 million in the same period last year. For the first nine months of 2011, income from continuing operations on a GAAP basis was $19.3 million, compared with $14.5 million for the same period in 2010. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our retail and wholesale commodity marketing businesses.

On an Economic Earnings basis, non-utility operations contributed $0.8 million in the third quarter of 2011 as compared with $5.0 million last year. Third quarter 2011 results reflected $1.1 million of investment tax credits associated with eligible renewable energy projects in our Retail Energy business as compared with $4.5 million of investment tax credits in the third quarter 2010. For the nine months ended September 30, 2011, non-utility income from continuing operations on an Economic Earnings basis was $21.6 million, compared with $27.8 million in 2010, due primarily to lower margins in our wholesale marketing business.

Results for our non-utility businesses are reported under two business categories: Wholesale Energy and Retail Energy. Wholesale Energy is comprised of South Jersey Resources Group, including our activities involving the Marcellus Shale. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses, all of which serve the end-user. Performance in these businesses was as follows:

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Wholesale Energy –Economic Earnings for the third quarter 2011 reflected a loss of $1.9 million for this upstream business, as compared with a loss of $1.5 million in the third quarter of 2010. On a year-to-date basis, the wholesale energy business produced economic earnings of $4.9 million, as compared with $14.7 million during the first nine months of 2010. Wholesale gas marketing continues to be impacted by the same thin storage spreads and lack of price volatility experienced industry-wide as seasonal variations in natural gas prices and the value of transportation assets are not as robust as in prior years. This is compounded by the effect of unanticipated disruptions on certain pipelines in the Marcellus Shale region and delays in opening new pipeline capacity. By early November new pipeline capacity came online and appears to have alleviated the pipeline constraint.

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SJI Earnings – Add 3

We recently announced that SM Energy, the operator of our acreage in the Marcellus Shale Potato Creek field, reached an agreement to sell all of their working interest positions in the Marcellus Shale, including Potato Creek. With that sale, which we expect to close in December of 2011, we are selling our working interest as part of the SM Energy package to Endeavour International Corporation for total cash proceeds of approximately $9.0 million. A portion of these proceeds will be recognized as income during the fourth quarter. We will continue to hold our royalty rights in the minerals and will earn royalties on all gas production under a new lease agreement. We intend to redeploy the capital in other royalty interest investments in the Marcellus that do not require any working interest or significant ongoing capital expenditures. In anticipation of the sale of our Potato Creek working interest, we established a program to acquire Marcellus royalty interests. Through September 30, 2011 we have acquired net royalty interests in approximately 2,100 acres throughout the Marcellus. We expect that, over the long term, this passive royalty interest strategy will be more profitable than if we had maintained our Potato Creek working interest.

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Retail Energy– Our downstream businesses added $2.6 million in Economic Earnings to SJI’s bottom line in the third quarter of 2011, compared with $6.5 million in the prior-year period. Third quarter and year-to-date results were driven by the recognition of a portion of the investment tax credits associated with a number of renewable energy projects. ITC for the third quarter 2011 was $1.1 million versus $4.5 million last year. Economic Earnings for the first nine months of 2011 were $16.8 million as compared with $13.1 million in the first nine months of 2010. On a year-to-date basis, SJI has recognized $9.3 million of investment tax credits as compared with $7.7 million last year.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio was 46.4% at September 30, 2011 primarily due to higher short term borrowing levels that support our increased level of infrastructure investment in 2011 as compared with 46.9% at the same point in 2010. On an average basis, our equity-to-capitalization ratio was 48.4% for the first three quarters of the year as compared with 50.0% in 2010. Our goal remains for this ratio to average at least 50% annually. In support of that goal, SJI revised its dividend reinvestment plan at the end of the second quarter from purchasing shares used in the program in the open market to using newly issued shares. Between dividend reinvestment and optional cash purchases made through the plan, during the third quarter of 2011, SJI raised $5.4 million of new equity on the issuance of 106,000 shares.

Dividends: At the upcoming November meeting, our Board will consider the dividend level for 2011 as it does every year at this time. This decision is based on the company’s view of future earnings prospects, a stated goal of achieving both at least 6%-7% growth in the dividend and a payout ratio of between 50%-60% based on Economic Earnings, and other factors. Including the 10.6% increase approved last year, the Board has increased the dividend during each of the past 12 years.

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SJI Earnings – Add 4

Webcast and Conference Call Details: South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Tuesday, November 8, 2011 at 2:00 p.m. EDT to discuss the company’s third quarter 2011 results and future prospects. To participate in the conference call, dial 1-888-679-8040 approximately 15 minutes ahead of the scheduled time and enter the participant pass code 49161287. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the pass code 85507629. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement: This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries: South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services and owns oil, gas and mineral rights in the Marcellus shale region of Pennsylvania. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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SJI Earnings – Add 5

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of  income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 5

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$(5,203)	$1,441	$52,873	$41,550
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	5,677	1,541	2,207	13,924
Realized (Gains)/Losses on Inventory Injection Hedges	(50)	30	123	(641)
Economic Earnings	$424	$3,012	$55,203	$54,833

Earnings per Share from Continuing Operations	$(0.17)	$0.05	$1.76	$1.39
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	0.19	0.05	0.07	0.46
Realized (Gains)/Losses on Inventory Injection Hedges	(0.01)	0.00	0.01	(0.02)
Economic Earnings per Share	$0.01	$0.10	$1.84	$1.83

	Three Months Ended September 30				Nine Months Ended September 30
	2011		2010		2011	2010
	(In thousands except per share data)				(In thousands except per share data)

Non-Utility Income From Continuing Operations		$(4,873)		$3,413	$19,287	$14,524
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives		5,677		1,541	2,207	13,924
Realized (Gains)/Losses on Inventory Injection Hedges		(50)		30	123	(641)
Non-Utility Economic Earnings		$754		$4,984	$21,617	$27,807

Wholesale Energy (Loss)/ Income From Continuing Operations		$(5,233)		$2,862	$2,036	$9,464
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives		3,420		(4,398)	2,693	5,853
Realized (Gains)/ Losses on Inventory Injection Hedges		(50)		30	123	(641)
Wholesale Energy Economic Earnings	$	(1,863)	$	(1,506)	$4,852	$14,676

Retail Energy Income/(Loss) From Continuing Operations		$360		$551	$17,251	$5,060
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives		2,257		5,940	(486)	8,071
Retail Energy Economic Earnings		$2,617		$6,491	$16,765	$13,131

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended September 30,
	2011	2010
Operating Revenues:
Utility	$58,208	$56,839
Nonutility	79,413	103,828

Total Operating Revenues	137,621	160,667

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	27,242	28,534
- Nonutility	79,413	96,279
Operations	24,002	21,977
Maintenance	3,414	2,847
Depreciation	9,023	8,851
Energy and Other Taxes	1,673	1,642

Total Operating Expenses	144,767	160,130

Operating (Loss) Income	(7,146)	537

Other Income and Expense	2,586	648
Interest Charges	(6,242)	(6,276)

Loss Before Income Taxes	(10,802)	(5,091)

Income Taxes	6,034	7,427
Equity in Loss Earnings of Affiliated Companies	(435)	(895)

(Loss) Income from Continuing Operations	(5,203)	1,441

Income (Loss) from Discontinued Operations - (Net of tax benefit)	65	(133)

Net (Loss) Income	(5,138)	1,308

Basic Earnings per Common Share:

Continuing Operations	$(0.17)	$0.05
Discontinued Operations	$0.00	$(0.01)

Basic Earnings per Common Share	$(0.17)	$0.04

Average Shares of Common Stock Outstanding - Basic	30,029	29,873

Diluted Earnings per Common Share:

Continuing Operations	$(0.17)	$0.05
Discontinued Operations	$0.00	$(0.01)

Diluted Earnings per Common Share	$(0.17)	$0.04

Average Shares of Common Stock Outstanding - Diluted	30,029	30,000

	Nine Months Ended September 30,
	2011	2010
Operating Revenues:
Utility	$297,567	$314,081
Nonutility	332,453	327,517

Total Operating Revenues	630,020	641,598

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	137,924	168,531
- Nonutility	294,309	287,974
Operations	74,187	68,013
Maintenance	9,638	8,448
Depreciation	26,528	25,585
Energy and Other Taxes	9,094	8,462

Total Operating Expenses	551,680	567,013

Operating Income	78,340	74,585

Other Income and Expense	12,963	2,150
Interest Charges	(18,457)	(16,906)

Income Before Income Taxes	72,846	59,829

Income Taxes	(19,480)	(14,809)
Equity in Loss Earnings of Affiliated Companies	(493)	(3,470)

Income from Continuing Operations	52,873	41,550

Loss from Discontinued Operations - (Net of tax benefit)	(484)	(263)

Net Income	52,389	41,287

Basic Earnings per Common Share:

Continuing Operations	$1.77	$1.39
Discontinued Operations	$(0.02)	$(0.01)

Basic Earnings per Common Share	$1.75	$1.38

Average Shares of Common Stock Outstanding - Basic	29,961	29,857

Diluted Earnings per Common Share:

Continuing Operations	$1.76	$1.39
Discontinued Operations	$(0.02)	$(0.01)

Diluted Earnings per Common Share	$1.74	$1.38

Average Shares of Common Stock Outstanding - Diluted	30,045	29,962